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                                            Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-24557

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PROSPECTUS SUPPLEMENT DATED AUGUST 4, 1997

(To Prospectus dated June 24, 1997)





                                  ADAPTEC, INC.


                                U.S. $230,000,000
           4 3/4% Convertible Subordinated Notes due February 1, 2004
                                       and
             Shares of Common Stock Issuable Upon Conversion Thereof


                             -----------------------


         This Propsectus Supplement together, with the Prospectus, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.




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         The table captioned "Selling Securityholders" commencing on page 52 of the Propsectus is hereby amended to reflect the following additions and changes.



                                                                                                      NUMBER OF SHARES OF
                                                                         PRINCIPAL AMOUNT OF NOTES COMMON STOCK BENEFICIALLY
                                                                             BENEFICIALLY OWNED        OWNED AND OFFERED
                   SELLING SECURITYHOLDER                                    AND OFFERED HEREBY            HEREBY(1)(2)
                   ----------------------                                ------------------------- -------------------------
Merrill Lynch Pierce Fenner & Smith, Inc. ..........................              10,000,000                 193,573
SBC Warburg,  Inc. (3) .............................................               6,000,000                 116,144
Chase Securities Inc. ..............................................               6,000,000                 116,144
State of Oregon/ Oregon Equity Fund ................................               5,900,000                 114,208
CFW-C,  L.P. .......................................................               4,000,000                  77,429
Robertson Stephens & Co. L.L.P (4) .................................               2,030,000                  39,295
Lazard Freres & Co. LLC ............................................               2,000,000                  38,714
The Chase Manhattan Bank ttee for IBM Corporation Retirement
Plan Trust Dtd 12/18/45 ............................................               4,055,000                  78,493
Pension Reserves Investment Management Board .......................               2,065,000                  39,972
Bankers Trust ttee for Chrysler Corporation Employee #1 Pension Plan               2,355,000                  45,586
State of Delaware Retirement .......................................               1,350,000                  26,132
State Street Bank Custodian for GE Pension Plan ....................               1,310,000                  25,358
Arkansas PERS ......................................................               1,550,000                  30,003
ICI American Holdings Pension Trust ................................                 550,000                  10,646
Zeneca Holdings Pension Trust ......................................                 550,000                  10,646
Starvest Discretionary .............................................                 500,000                   9,678
Southern Farm Bureau Life Insurance Co. ............................                 425,000                   8,226
Franklin and Marshall College ......................................                 280,000                   5,420
NALCO Chemical Co. Retirement Trust ................................                 225,000                   4,355
Kapiolani Medical Center for Women and Children ....................                 200,000                   3,871
Island Insurance Convertible Account ...............................                    --                       --
Retirement Plan for Pilots of Hawaiian Airlines ....................                 150,000                   2,903
Hawaii Airlines Employees Pension Plan - IAM .......................                 100,000                   1,935
Hawaiian Airlines Pension Plan for Salaried Employees ..............                  30,000                     580


(1)   Includes shares of Common Stock issuable upon conversion of the Notes.

(2) Assumes a conversion price of $51.66 per share, and a cash payment in lieu of any fractional share interest; such conversion price is subject to adjustment as described under "Description of Notes -- Conversion." Accordingly the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(3) Includes $3,000,000 principal amount of notes beneficially owned by Swiss Bank Corporation for which SBC Warburg acts as investment advisor.

(4) Within the past three years, Robertson Stephens & Co., L.L.P. has acted as an underwriter of securities of the Company.





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